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Exhibit 5.2

WILLKIE FARR & GALLAGHER	787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

January 26, 2004

MILLICOM INTERNATIONAL CELLULAR S.A.
75 Route de Longwy
L-8080 Bertrange
Grand-Duchy of Luxembourg

Re:	Millicom International Cellular, S.A. 2% Senior Convertible PIK Notes Due 2006

Ladies and Gentlemen:

We have acted as United States counsel to Millicom International Cellular S.A., a Luxembourg Société Anonyme (the "Company"), in connection with the preparation of the Registration Statement on Form F-3 (No. 333-111779) being filed herewith (the "Registration Statement") by the Company with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Act"), to register for sale by the holders named or to be named in the prospectus relating to the Registration Statement (the "Selling Holders"), as the same may be amended or supplemented from time to time, of up to $63,531,000 aggregate principal amount of the Company's 2% Senior Convertible PIK Notes due 2006 (the "Notes"), shares of the Company's common stock, par value $6.00 per share, into which the Notes may be converted (the "Shares") and the Guarantee by Millicom International Operations, B.V. (the "Guarantor").

The Notes were issued pursuant to an indenture dated as of May 8, 2003, between the Company and The Bank of New York, as Trustee (the "Indenture"), in connection with the Company's offer to certain holders of its 13 1/2% Senior Subordinated Discount Notes (the "Old Notes") to exchange each $1,000 in principal amount of Old Notes for $720 of principal amount of the Company's 11% Senior Notes due 2006 (the "11% Notes") and $81.7 of principal amount of the Notes in a non-registered exchange offer and consent solicitation (the "Exchange Offer") In connection with the Exchange Offer, the Company entered into a Registration Rights Agreement attached as Annex F to the Indenture and made part thereof in accordance with Section 1.01 of the Indenture and the introductory clause of the Registration Rights Agreement (the "Registration Rights Agreement"), providing for the registration of the Notes and the Shares for resale by the Selling Holders.

We have acted as United States counsel for the Company and the Guarantor in connection with the issuance by the Company of the Notes and the execution of the Guarantee by the Guarantor. In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indenture, including the form of the Notes, (iii) the Registration Rights Agreement, and (iv) the Guarantee (the aforementioned documents named in (i) through (iv) together, the "Documents"). In such examination, we have assumed the authenticity of all documents submitted to us as copies, the authenticity of the originals of such documents, the genuineness of all signatures, and the correctness of all representations made therein. We have further assumed that the final executed Documents will be substantially the same as those which we have reviewed and that there are no agreements or understandings between or among the parties to the Documents with respect to the transactions contemplated therein other than those contained in the Documents.

NEW YORK    WASHINGTON, DC    PARIS    LONDON    MILAN    ROME    FRANKFURT    BRUSSELS

In addition, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions set forth herein. In our examinations, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

A.    Based on the foregoing, but subject to the qualifications and limitations set forth herein, we are of the opinion that:

        1.     Assuming that the Indenture has been duly authorized, executed and delivered by the Company under Luxembourg law, and assuming the due authorization, execution and delivery thereof by all other parties thereto, to the extent such matters are governed by New York law, the Indenture has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by all parties thereto, constitutes a valid and legally binding obligation of the Company, enforceable against it in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all Federal or state fraudulent conveyance or transfer laws), reorganization, moratorium or similar laws of general applicability relating to or affecting creditors' rights and general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or law);

        2.     Assuming that the Guarantee has been duly authorized, executed and delivered by the Guarantor under the laws of the Netherlands, and assuming the due authorization, execution and delivery thereof by all other parties thereto, to the extent such matters are governed by New York law, the Guarantee constitutes a valid and legally binding obligation of the Guarantor, enforceable against it in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all Federal or state fraudulent conveyance or transfer laws), reorganization, moratorium or similar laws of general applicability relating to or affecting creditors' rights and general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or law); provided, however, that we express no opinion as to the ranking provisions set forth in Section 2.2(c) of the Guarantee, which provisions are governed by the laws of the Netherlands;

        3.     Assuming that the Notes have been duly authorized, executed and delivered by the Company under Luxembourg law, and assuming that the Notes have been duly authenticated by the Trustee in the manner described in the Indenture and delivered for value, to the extent such matters are governed by New York law, the Notes will have been duly executed, issued and delivered by the Company and will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all Federal or state fraudulent conveyance or transfer laws), reorganization, moratorium or similar laws of general applicability relating to or affecting enforcement of creditors' rights and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law);

        4.     The execution and delivery of each of the Indenture, the Guarantee and the Notes and the consummation of the transactions contemplated thereby and compliance by each of the Company and the Guarantor with the provisions of such agreements to which it is a party will not contravene (i) any provision of any New York or United States Federal law, rule or regulation or (ii) to the knowledge of those attorneys in this firm who have rendered legal services in connection with the referenced documents, any judgment, order or decree of any New York or Federal governmental body, agency or court having jurisdiction over the Company or the Guarantor (in each case, other than relating to United States Federal and state securities or "blue sky" laws, as to which we express no opinion); and

        5.     No consent, approval, waiver, license, order, authorization or other action of or filing or qualification with any New York or Federal governmental authority is required for the consummation by the Company or the Guarantor of the transactions contemplated by the Indenture or the Guarantee, as applicable, other than those that (A) have been obtained or made or (B) may be required under state securities or "blue sky" laws.

Opinions A.1, A.2 and A.3 above may be relied on by the Trustee pursuant to the Indenture subject to the same assumptions, limitations and qualifications set forth herein.

B.    The foregoing opinions are subject to the following comments and qualifications:

        1.     We express no opinion with respect to the enforceability of any of the following: (i) indemnification provisions to the extent the same are violative of federal or state securities laws, rules, or regulations, or of public policy, (ii) clauses purporting to waive unmatured rights, representations, warranties, or affirmative or negative covenants, (iii) clauses that incorporate by reference a document or instrument or agreement not in existence on the date hereof to the extent that any such document, instrument, or agreement is the basis of an effort to enforce the Documents, insofar as any of the foregoing are contained in the Documents, (iv) clauses that purport to establish evidentiary standards for suits or proceedings to enforce such document or otherwise, to establish or negate applicable rules of construction based upon participation in negotiations or document preparation, (v) clauses that purport to require that all amendments, waivers, and terminations be in writing or to require disregard of any course of dealing between the parties, (vi) clauses that purport to waive the right to object to venue or to assert forum non conveniens, and (vii) clauses relating to severability or separability.

        2.     The enforceability of any agreement or instrument may be (i) limited insofar as the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and the discretion of the court before which any enforcement thereof may be brought and (ii) subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), including principles of materiality, commercial reasonableness, good faith and fair dealing. Such principles of equity are of general application, and in applying such principles, a court, among other things, might not allow a creditor to accelerate the maturity of a debt for an immaterial default. Such principles applied by a court might include a requirement that a creditor act with reasonableness and good faith. Such requirement might be applied, for example, to any provision of the Documents purporting to authorize conclusive determinations by any party to such Documents.

        3.     The laws of the State of New York provide that a judgment, decree or arbitral award rendered in a currency other than the currency of the United States shall be converted into US dollars at the rate of exchange prevailing on the date of entry of the judgment, decree or arbitral award. We express no opinion as to whether a federal court or a state court would award a judgment in a currency other than US dollars or, if it did so, whether such court would order the conversion of such judgment into US dollars.

        4.     We express no opinion as to the validity or enforceability of provisions of the Documents to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to, or in conjunction with, any other right or remedy, or that the election of some particular remedy or remedies does not preclude recourse to one or another remedy.

        5.     We express no opinion on the following matters, including their effects and the effects of non-compliance: (i) any state securities or "blue sky" laws and (ii) the Investment Company Act of 1940. Such matters are not covered by implication or otherwise in any opinion expressed herein.

        6.     We express no opinion as to the effect of any Federal or state fraudulent conveyance or transfer law, including Section 548 of the Federal Bankruptcy Code, on opinion A.4 above.

        7.     We are qualified to practice law in the State of New York and we express no opinion as to any laws other than the law of the State of New York and the Federal law of the United States. We are not admitted to practice law in the Netherlands or in Luxembourg and, as to matters governed by (i) the laws of the Netherlands, we have relied upon the opinion of Loyens & Loeff, and (ii) as to matters of Luxembourg law, we have relied upon the opinion of Linklaters Loesch, and our conclusions as to all such matters are subject to the same assumptions, limitations and qualifications as are contained in said opinions.

This letter and the opinions expressed herein are being furnished solely to you in connection with the above matter and may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent. Our opinions expressed herein only cover those matters both essential to the conclusion stated by each opinion and, based upon the prevailing norms and exceptions found among experienced legal practitioners, reasonable under the circumstances. This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion letter may not be quoted, distributed or disclosed without our prior written consent. This opinion speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations. We undertake no responsibility to update or supplement this opinion after the date hereof.

We hereby consent to the filing of this opinion letter with the United States Securities and Exchange Commission (the "Commission") as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act and to the use of our name therein and in the related Prospectus under the caption "Legal Matters". In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP

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  Exhibit 5.2